Exhibit 99.1

The Bon-Ton Stores, Inc. Announces Third Quarter Fiscal 2014 Results

YORK, Pa.--(BUSINESS WIRE)--November 20, 2014--The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for the third quarter of fiscal 2014, the 13-week period ended November 1, 2014. Comparable store sales decreased 0.8% compared with the prior year period. Adjusted EBITDA was $28.4 million in the third quarter of fiscal 2014, compared with $38.4 million in the third quarter of fiscal 2013. (Adjusted EBITDA is not a measure recognized under generally accepted accounting principles – see Note 1.) The third quarter of fiscal 2013 results included favorable adjustments to reduce performance incentives totaling $5.0 million. Net loss in the third quarter of fiscal 2014 was $11.0 million, or $0.57 per diluted share, compared with a net loss of $0.9 million, or $0.05 per diluted share, in the comparable prior year period.

Comments

Kathryn Bufano, President and Chief Executive Officer, commented, “The quarter was disappointing in that we had solid momentum through mid-October, when traffic slowed and we saw unseasonably warm weather. While our subsequent performance did not meet our expectations, we did achieve numerous measurable successes that bode well for ongoing business. We drove double-digit sales growth in eCommerce, fueled by a meaningful increase in conversion. We increased the sales penetration of our Let Us Find It customer service initiative. We also increased penetration of our private label credit card sales which, we believe, demonstrates continued success of our Your Rewards customer loyalty program. In addition, we effectively managed our markdowns, resulting in a reduced net markdown rate in the quarter. We were particularly encouraged by the sell-through of recent receipts, which suggests our customer is embracing the newness in our merchandise assortments.”

Ms. Bufano continued, “We are encouraged by our sales performance thus far in November and are eager for the holiday kick-off next week. As we look to the all-important holiday season, we recognize the challenges of continued consumer uncertainty, but we believe we are well-positioned to meet anticipated fourth quarter demand with compelling product and strong marketing throughout the season. We expect the environment to remain highly promotional and we have planned a robust calendar of events to showcase our exceptional values and strengthen our appeal to both new and existing Bon-Ton customers.”

Net Sales

Comparable store sales in the third quarter of fiscal 2014 decreased 0.8%. Total sales in the period decreased 1.3% to $642.7 million, compared with $651.2 million in the third quarter of fiscal 2013. Sales were impacted by reduced traffic and warmer weather that curtailed demand for seasonal merchandise, particularly in October.

Other Income

Other income in the third quarter of fiscal 2014 was $16.0 million, compared with $15.4 million in the third quarter of fiscal 2013. The increase was largely the result of increased revenues associated with the Company’s proprietary credit card operations. Proprietary credit card sales, as a percentage of total sales, increased 146 basis points to 51.5% in the third quarter of fiscal 2014.

Gross Margin

Gross margin decreased $5.0 million to $233.3 million, compared with $238.2 million in the third quarter of fiscal 2013. The gross margin rate for the third quarter of fiscal 2014 decreased 29 basis points to 36.3% of net sales, primarily due to increased distribution and delivery costs associated with the Company’s omnichannel selling efforts, partially offset by a reduction in the net markdown rate.

Selling, General and Administrative (“SG&A”) Expense

SG&A expense increased $5.7 million to $220.9 million in the third quarter of fiscal 2014, compared with $215.2 million in the third quarter of fiscal 2013. The increase was largely the result of an unfavorable comparison to reduced performance incentives in the prior year period and continued investment in information technology and the Company’s omnichannel operations. The SG&A expense rate in the third quarter of fiscal 2014 increased 132 basis points to 34.4% of net sales.

Interest Expense, Net

Net interest expense decreased $1.0 million to $15.5 million in the third quarter of fiscal 2014, primarily due to reductions in cash fees and amortization of deferred fees in the period and, to a lesser degree, a reduction in the borrowing rates associated with the Company’s revolving credit facility.

Guidance

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “Based on our third quarter results and muted fourth quarter expectations, we are revising our fiscal 2014 guidance for Adjusted EBITDA to a range of $150 million to $160 million. We expect earnings per diluted share to be in a range of a loss of $0.20 to earnings of $0.10 and cash flow (see Note 2) in a range of $5 million to $15 million. Assumptions reflected in our revised guidance include:

  A comparable store sales performance ranging from flat to a 0.5% increase;
  A gross margin rate ranging from 10 to 20 basis points lower than the fiscal 2013 rate of 36.2%;
  An SG&A expense rate ranging from a 30- to 50-basis-point increase over the fiscal 2013 rate of 32.5%, reflecting the inclusion of approximately $8 million of implementation costs associated with our ongoing expense efficiency initiative;
  Capital expenditures not to exceed $70 million, net of external contributions; and
  An estimated 21 million weighted average shares outstanding, assuming dilution.”

Mr. Plowman added, “Our excess borrowing capacity under our revolving credit facility was approximately $313 million at the end of the third quarter of fiscal 2014.”

Conference Call Details

Investors and analysts interested in participating in the call are invited to dial (888) 765-5547 at 9:55 a.m. Eastern time and reference conference ID 7312577. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Thursday, November 27, 2014. The number to call for the taped replay is (877) 870-5176 and the replay PIN is 7312577. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 273 stores, which includes ten furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings (loss) before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP. A reconciliation of net loss to Adjusted EBITDA is provided in the financial schedules accompanying this release.

Note 2: As used in this release, cash flow reflects the forecasted net income (loss), plus depreciation and amortization, amortization of lease-related interests, impairment charges and non-cash taxes, less capital expenditures and pension contributions.

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	November 1,	November 2,
(Unaudited)	2014	2013
Assets
Current assets:
Cash and cash equivalents	$7,516	$8,082
Merchandise inventories	970,649	914,603
Prepaid expenses and other current assets	79,059	91,120
Total current assets	1,057,224	1,013,805
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $922,608 and $867,012 at November 1, 2014 and November 2, 2013, respectively	637,217	649,966
Deferred income taxes	20,486	16,659
Intangible assets, net of accumulated amortization of $62,811 and $62,657 at
November 1, 2014 and November 2, 2013, respectively	91,891	104,932
Other long-term assets	23,162	23,139
Total assets	$1,829,980	$1,808,501
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$376,070	$351,281
Accrued payroll and benefits	24,248	25,369
Accrued expenses	157,462	161,224
Current maturities of long-term debt	7,286	7,247
Current maturities of obligations under capital leases	3,888	3,878
Deferred income taxes	28,784	23,222
Income taxes payable	-	4
Total current liabilities	597,738	572,225
Long-term debt, less current maturities	971,608	931,776
Obligations under capital leases, less current maturities	46,034	49,609
Other long-term liabilities	165,897	206,017
Total liabilities	1,781,277	1,759,627
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 17,818,323 and 17,857,457 at November 1, 2014 and November 2, 2013, respectively	178	179
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at November 1, 2014 and November 2, 2013	30	30
Treasury stock, at cost - 337,800 shares at November 1, 2014 and November 2, 2013	(1,387)	(1,387)
Additional paid-in-capital	160,759	160,185
Accumulated other comprehensive loss	(48,006)	(68,589)
Accumulated deficit	(62,871)	(41,544)
Total shareholders' equity	48,703	48,874
Total liabilities and shareholders' equity	$1,829,980	$1,808,501

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands, except per share data)	November 1,	November 2,	November 1,	November 2,
(Unaudited)	2014	2013	2014	2013

Net sales	$642,735	$651,161	$1,813,647	$1,855,205
Other income	16,022	15,412	45,780	44,236
	658,757	666,573	1,859,427	1,899,441

Costs and expenses:
Costs of merchandise sold	409,484	412,932	1,159,846	1,185,528
Selling, general and administrative	220,901	215,204	659,027	651,553
Depreciation and amortization	22,073	21,149	67,678	65,248
Amortization of lease-related interests	1,101	1,117	3,442	3,388
Impairment charges	273	321	447	452
Income (loss) from operations	4,925	15,850	(31,013)	(6,728)
Interest expense, net	15,506	16,492	46,224	52,747
Loss on extinguishment of debt	-	20	153	4,297

Loss before income taxes	(10,581)	(662)	(77,390)	(63,772)
Income tax provision	427	269	1,322	1,123

Net loss	$(11,008)	$(931)	$(78,712)	$(64,895)

Basic loss per share	$(0.57)	$(0.05)	$(4.06)	$(3.40)

Diluted loss per share	$(0.57)	$(0.05)	$(4.06)	$(3.40)

Other financial data:
Adjusted EBITDA (1)	$28,372	$38,437	$40,554	$62,360

(1) Adjusted EBITDA reconciliation

The following table reconciles net loss to Adjusted EBITDA for the periods indicated:

	THIRTEEN		THIRTY-NINE
	WEEKS ENDED		WEEKS ENDED
(In thousands)	November 1,	November 2,	November 1,	November 2,
(Unaudited)	2014	2013	2014	2013

Net loss	$(11,008)	$(931)	$(78,712)	$(64,895)
Adjustments:
Income tax provision	427	269	1,322	1,123
Loss on extinguishment of debt	-	20	153	4,297
Interest expense, net	15,506	16,492	46,224	52,747
Depreciation and amortization	22,073	21,149	67,678	65,248
Amortization of lease-related interests	1,101	1,117	3,442	3,388
Impairment charges	273	321	447	452

Adjusted EBITDA	$28,372	$38,437	$40,554	$62,360

CONTACT:
The Bon-Ton Stores, Inc.
Kim George, 717-751-3071
Divisional Vice President
Investor Relations
kim.george@bonton.com